The Greater Cannabis Company, Inc. Code of Business Conduct and Ethics

The Greater Cannabis Company, Inc. is committed to conducting our business in compliance with all applicable laws and regulations and in accordance with the highest ethical principles. This Code of Business Conduct and Ethics (this “Code”) sets forth standards of conduct applicable to the Company’s officers, full and part-time employees and directors of the Company, including the Company’s senior financial officers. We also expect agents, consultants and contractors hired by the Company to comply with this Code. Throughout this Code, the term “employee” or “you” is used to refer to all officers, employees, directors, agents, consultants and contractors.

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise and certain issues are covered by other agreements or policies as discussed further herein. The Code sets out basic principles to guide all employees of the Company. All of our employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with this Code. If any aspect of this Code is unclear to you, or if you have any questions or face dilemmas that are not addressed, you should ask your immediate supervisor how to handle the situation. Employees who violate this Code will be subject to disciplinary action and/or discharge by the Company. Because this Code discusses both our legal and ethical responsibilities, non-compliance with certain aspects of this Code could also subject the individual offender and the Company to civil and/or criminal liability. If you are in, or aware of, a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in this Code.

Compliance with Laws, Rules and Regulations

It is the policy of the Company to obey all applicable laws, rules and regulations, both in letter and in spirit. Employees are personally responsible for adhering to the standards and restrictions imposed by applicable laws, rules and regulations. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.

Conflicts of Interest

A “conflict of interest” occurs when a person's private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest. It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier of the Company. The best policy is to avoid any direct or indirect business connection with the Company's customers, suppliers, or competitors except on the Company's behalf. Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors, or as discussed below in this Code.

Except for opportunities as to which management or the Board of Directors have been fully informed and have expressly found consistent with the Company’s business objectives, or as discussed above or below:

(i)

employees are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, information or position;

(ii)

employees owe a duty to the Company to advance its legitimate interests when opportunities arise; and

(iii) no employee may use Company property, information or position for improper personal gain, and no employee may compete with the Company directly or indirectly.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with the individual designated in this Code. Any employee who becomes aware of a conflict or potential conflict should follow the guidelines described below.

Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for securities trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.

Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee, officer or manager should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

Business Gifts and Entertainment

The purpose of business gifts and entertainment in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be directly or indirectly offered, given, provided or accepted by any Company officer, manager, employee, any family member of an employee, or any agent (acting in its capacity as such) to or from any customer, supplier or competitor of the Company unless it is: (i) not cash, (ii) of nominal value, (iii) consistent with customary business practices, (iv) not and could not reasonably be construed as an attempt to influence improperly, bribe or payoff and (v) not illegal under applicable laws.

Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. Consult your supervisor if you have any questions.

Record Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the

Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. All officers and employees are responsible for ensuring that the Company’s records and accounts (including expense reports) comply with these requirements. Records should always be retained or destroyed according to the Company's record retention policies.

All employees, including all senior financial officers, shall take reasonable steps to cause the Company to provide fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications.

Confidentiality and Protection of Company Assets

Employees must maintain the confidentiality of confidential information entrusted to them by the Company, its customers, partners or business associates, except when disclosure is authorized by a supervisor or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or which might be harmful to the Company or its customers, partners, or business associates if disclosed. It includes information that suppliers and customers have entrusted to us or that the Company has obligated itself to maintain in confidence. The obligation to preserve confidential information continues even after employment ends.

Proper Use of Company Assets

All employees should endeavor to protect the Company's assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be immediately reported for investigation.

Waivers of Code; Amendment

Changes in or waivers of this Code may be made by the President or the Board of Directors or, in the case of any change in or waiver of this Code for the Company’s executive officers and directors, only by the Board of Directors, and all such changes in or waivers of this Code will be promptly disclosed to the Company’s shareholders as required by law or stock exchange rules or regulations. The Company reserves the right to amend, alter or terminate this Code or its policies at any time for any reason.

Reporting Any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. If an employee observes illegal or unethical behavior, or has genuine reason to believe that such behavior has happened or is going to happen, the employee should bring the matter to the attention of his or her immediate supervisor. Employees are required to report any known violations of laws, rules, regulations or this Code.

It is the policy of the Company not to allow retaliation or retribution for reports of misconduct by others made in good faith by employees. “Good faith” does not mean that the employee has to be right, but it does mean that the employee believes that he or she is providing truthful information. All employees are expected to cooperate in internal investigations of misconduct.

In certain circumstances, it may be inappropriate to, or an employee may wish not to, discuss potential legal or ethical violations with his or her immediate supervisor. In such cases, the employee may discuss such potential violation with the Company’s President.

If you are not comfortable being identified as the person making the report, you may send a letter to the Company’s President describing such concerns on an anonymous basis.

If the violation involves an accounting or auditing matter, or if you have a complaint or concern about the Company’s accounting or auditing matters, or become aware of questionable accounting or auditing practices, you are strongly encouraged to report such matters directly to the Audit Committee of the Board of Directors. Your report to the Audit Committee may be made on an anonymous basis. To make a report to the Audit Committee, you may send a letter to the Chairman of the Audit Committee in an envelope marked “Confidential” and addressed to the “Chairman of the Audit Committee” in the care of the Company’s President.

No Implied Contract

This Code sets forth guidelines that all employees will be required to follow. Any failure to comply with this Code may result in termination. However, nothing in this Code shall be construed to create a contractual right to employment where none previously existed or shall in any way alter the at-will nature of an employee's employment.